Exhibit 4.21

EXECUTION COPY

HER MAJESTY THE QUEEN IN RIGHT OF NEW ZEALAND ACTING BY AND

THROUGH THE MINISTER OF FINANCE

The Kiwi Shareholder

TELECOM CORPORATION OF NEW ZEALAND LIMITED

TCNZ

DEED RELATING TO CONVERSION OF KIWI

SHARE

DEED dated                      2011

PARTIES

HER MAJESTY THE QUEEN IN RIGHT OF NEW ZEALAND ACTING BY AND THROUGH THE MINISTER OF FINANCE (“the Kiwi Shareholder”)

TELECOM CORPORATION OF NEW ZEALAND LIMITED (“TCNZ”)

INTRODUCTION

A.	The Kiwi Shareholder is the holder of the Kiwi Share in TCNZ.

B.	The constitution of TCNZ provides that the Kiwi Shareholder may by notice in writing convert the Kiwi Share to a TCNZ Share.

C.	TCNZ has agreed, pursuant to clause 4.5 of the Interim Period Agreement (as amended), to use its reasonable endeavours in good faith to agree arrangements for conversion of the Kiwi Share with the Kiwi Shareholder by 7 July 2011.

D.	The Kiwi Shareholder and TCNZ have agreed such arrangements for the conversion of the Kiwi Share in accordance with the terms set out in this Deed.

COVENANTS

1.	Definitions: In this Deed:

(a)	“Board” means the board of directors of TCNZ at any time and from time to time;

(b)	“CFH” means Crown Fibre Holdings Limited, incorporated in New Zealand on 29 October 2009 with company number 2346751;

(c)	“Chorus2” means the New Zealand company that is established out of Structural Separation, and that undertakes the business of the supply of fixed access and aggregation services in New Zealand, as the owner and/or operator of a telecommunications network;

(d)	“Chorus2 Constitutional Provisions” means the provisions set out in schedule 2;

(e)	“Chorus2 Deed of Operational and Governance Undertakings” means a deed in the form of that set out in schedule 3;

(f)	“Court” means the High Court of New Zealand;

(g)	“Crown TCNZ Shares” means such number of TCNZ Shares that would, following Structural Separation and subject to any adjustment required in accordance with clause 6 of this Deed, result in a holding of ordinary shares in Chorus2 and ServiceTel, with the number of such shares being equal to the Minimum Holding of shares in Chorus2 following Structural Separation;

(h)	“Final Court Orders” means the final orders of the Court in respect of Structural Separation made under section 236(1) of the Companies Act 1993;

(i)	“Interim Period Agreement” means the Interim Period Agreement between CFH and TCNZ dated 24 May 2011;

(j)	“Kiwi Share” has the meaning given in the First Schedule to the constitution of TCNZ;

(k)	“Kiwi Share Conversion Notice” means a notice substantially in the form of the notice set out in schedule 1;

(l)	“Long Stop Date” has the meaning given in the Interim Period Agreement;

(m)	“Minimum Holding” has the meaning given by rule 1.6.1 of the listing rules of NZX Limited;

(n)	“Record Date” means the date upon which the entitlement of TCNZ Shareholders to participate in Structural Separation is determined in accordance with the Final Court Orders;

(o)	“Registrar” means Computershare Investor Services Limited;

(p)	“Security” has the meaning given to that term in the Securities Act 1978, as amended from time to time;

(q)	“ServiceTel” has the meaning given in the Interim Period Agreement;

(r)	“Structural Separation” means the Court approved arrangement to effect the demerger and structural separation of the Chorus2 group from TCNZ;

(s)	“Structural Separation Date” means the date upon which Structural Separation is to occur in accordance with the Final Court Orders;

(t)	“TCNZ Constitutional Provisions” means the provisions set out in schedule 4 to be included in TCNZ’s constitution by way of an alteration to such constitution in accordance with the Final Court Orders and the terms of this Deed;

(u)	“TCNZ Share” means a fully paid ordinary share in TCNZ;

(v)	“TCNZ Shareholder” means a registered holder of a TCNZ Share.

2.	TCNZ to issue ordinary shares: In consideration of the Kiwi Shareholder entering into this Deed, TCNZ shall:

(a)	issue to the Kiwi Shareholder, by no later than 14 July 2011, the Crown TCNZ Shares;

(b)	ensure that the Crown TCNZ Shares are fully paid with no calls outstanding;

(c)	do all things necessary to ensure that the Kiwi Shareholder is properly registered as a holder of the Crown TCNZ Shares in the share register and with the Registrar.

3.	Kiwi Shareholder consents to becoming shareholder: The Kiwi Shareholder consents to becoming a holder of the Crown TCNZ Shares to be issued under clause 2 and/or any Additional Crown TCNZ Shares to be issued under clause 6.

4.	Conditions: The Kiwi Shareholder’s obligation under clause 5 of this Deed is conditional upon:

(a)	the Interim Period Agreement remaining in full force and effect in accordance with its terms;

(b)	Structural Separation (in form and substance satisfactory to the Kiwi Shareholder in its sole discretion) having been approved by the shareholders of TCNZ;

(c)	the Court having granted the Final Court Orders, such Final Court Orders to be in the form, or substantially in the form, previously approved in writing by the Kiwi Shareholder (being the draft final court orders in form and substance satisfactory to the Kiwi Shareholder in its sole discretion, that, without limitation, included provision for the following matters:

(i)	Structural Separation becoming legally effective and binding on TCNZ and such other persons as the Court may specify;

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(ii)	the adoption by Chorus2 of a constitution that includes the Chorus2 Constitutional Provisions;

(iii)	the entry by Chorus2 into the Chorus2 Deed of Operational and Governance Undertakings; and

(iv)	the alteration of the TCNZ constitution to include the TCNZ Constitutional Provisions);

(d)	the alteration of the TCNZ constitution to include the TCNZ Constitutional Provisions; and

(e)	TCNZ having notified the Kiwi Shareholder in writing that the steps in paragraphs (b), (c) and (d) have occurred.

If the steps described in this clause 4 have not occurred by the Long Stop Date, then this Deed will terminate and no party will have further obligations to perform under it.

5.	Conversion of Kiwi Share: Subject to the conditions set out in clause 4, the parties agree and acknowledge that the Kiwi Shareholder will, on or before 9:00 a.m. on the Record Date, provide the Kiwi Share Conversion Notice to the Secretary of TCNZ, together with the share certificate for the Kiwi Share, in accordance with TCNZ’s constitution. The parties record their intention that the Kiwi Share shall be converted to a TCNZ Share at or around 9:00 a.m. on the Record Date and the parties agree to act reasonably and to co-operate with the Registrar, and to execute and deliver all necessary documents and take all necessary steps, to procure (i) that such conversion of the Kiwi Share occur in accordance with the terms of this Deed and (ii) that the Kiwi Shareholder’s resultant ownership of one TCNZ Share is recorded by the Registrar in the TCNZ share register prior to 5:00 p.m. on the Record Date (or such other time at which the entitlement of TCNZ Shareholders to participate in Structural Separation is determined in accordance with the final orders approved by the Court for the purposes of Structural Separation).

6.	Adjustment to required number of TCNZ Shares: In the event that:

(a)	at any time following 14 July 2011 up to but excluding the Record Date, the ratio at which Chorus2 shares are to be distributed to TCNZ Shareholders for the purposes of Structural Separation is altered; and

(b)	as a result of any such alteration, the number of TCNZ Shares to be issued to the Kiwi Shareholder in accordance with clause 2 of this Deed will be insufficient to cause the Kiwi Shareholder to have a Minimum Holding of Chorus2 shares following Structural Separation, the number of Crown TCNZ Shares shall be deemed to be increased by such further number of TCNZ Shares (the “Additional Crown TCNZ Shares”) so as to ensure that the aggregate number of TCNZ Shares held by the Kiwi Shareholder on the Record Date will be sufficient to cause the Kiwi Shareholder to have a Minimum Holding of Chorus2 shares following Structural Separation and TCNZ undertakes to issue to the Kiwi Shareholder, as soon as reasonably practicable and in any event prior to the Record Date, the Additional Crown TCNZ Shares (such Additional Crown TCNZ Shares being in consideration for the Kiwi Shareholder entering into this Deed).

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7.	TCNZ undertakings: Subject to the TCNZ constitution being altered so as to include the TCNZ Constitutional Provisions in accordance with clause 4(c), TCNZ undertakes to the Kiwi Shareholder as follows:

(a)	TCNZ must, and must procure that the Board and TCNZ employees, at all times comply with the TCNZ Constitutional Provisions;

(b)	TCNZ and the Kiwi Shareholder agree that for the purposes of voting on any resolution described in paragraph (b) of the definition of “special resolution” in the TCNZ constitution, a special resolution must be approved by a majority of 100 percent of the votes of those TCNZ Shareholders entitled to vote and voting on the question;

(c)	following any conversion of the Kiwi Share upon receipt of written notice in accordance with clause 3.6 of the First Schedule to the TCNZ constitution, but for so long only as Structural Separation has not occurred and been effected in accordance with the Final Court Orders:

(i)	without limiting any other provision of this Deed, TCNZ must, and must procure that the Board will, take all action permitted by the TCNZ constitution so as to ensure that:

(aa)	no person shall have a relevant interest in 10 percent or more of the total voting shares for the time being without, and except in accordance with the terms of, the prior written approval of the Kiwi Shareholder given under the TCNZ constitution or this Deed; or

(bb)	no person who is not a New Zealand national shall have a relevant interest in more than 49.9 percent of the total voting shares for the time being without, and except in accordance with the terms of, the prior written approval of the Kiwi Shareholder given under the TCNZ constitution or this Deed;

(ii)	TCNZ must not take any step, whether directly or indirectly, to make any amendment to, or remove, or in any way change the effect of any TCNZ Constitutional Provision; and

(iii)	TCNZ must provide the Kiwi Shareholder with notice of any meeting of any holders of any Security on issue in TCNZ, and TCNZ will ensure that the Kiwi Shareholder is entitled, and is able, to attend and speak at any such meeting on any matter relevant to the TCNZ Constitutional Provisions.

8.	Kiwi Shareholder approvals:

(a)	Any approval or consent required of the Kiwi Shareholder under this Deed or the TCNZ constitution may be given or withheld in the sole discretion of the Kiwi Shareholder and on such terms and conditions as the Kiwi Shareholder thinks fit. The giving of any such approval or consent shall not derogate from the need to obtain any approval or consent of the Kiwi Shareholder under any enactment.

(b)	The Kiwi Shareholder may, by notice in writing to TCNZ, nominate a Minister to exercise its rights under this Deed. The Kiwi Shareholder may withdraw or amend any such nomination by notice in writing to TCNZ.

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9.	Kiwi Shareholder acknowledgement: The Kiwi Shareholder acknowledges and agrees that the undertakings set out in clause 7 of this Deed are intended to be operative and apply only following the conversion of the Kiwi Share (upon receipt of written notice in accordance with clause 3.6 of the First Schedule to the TCNZ constitution) until such time as Structural Separation has occurred and been effected in accordance with the Final Court Orders.

10.	Remedies: The parties agree that in the event of actual or threatened breach by either party of its obligations under this Deed, damages will not be an adequate remedy and either party may seek specific performance of the terms of this Deed, injunctive relief, declaration, or any other similar remedy, in addition to any other remedies available at law or in equity under or independently of this Deed. In any proceeding brought by either party seeking such equitable relief for a breach or threatened breach of this Deed, the other party will not claim or argue that the breach or threatened breach is one which may not or ought not be the subject of equitable relief or otherwise act in a way that would be prejudicial to a claim by the first party for equitable relief.

11.	Amendments: This Deed cannot be amended or varied except in writing signed by both parties.

12.	Governing Law: This Deed is governed by and must be construed in accordance with the laws of New Zealand.

13.	Counterparts: This Deed may be executed on the basis of an exchange of facsimile or scanned copies of this Deed and execution of this Deed by such means is to be a valid and sufficient execution. If this Deed consists of a number of signed counterparts, each is an original and all of the counterparts together constitute the same document.

SIGNED AS A DEED

Telecom Corporation of New Zealand Limited

/s/ Wayne Boyd

/s/ Paul Reynolds

Her Majesty the Queen in right of New Zealand

Acting by and through the Minister of Finance

/s/ Bill English

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SCHEDULE 1

FORM OF KIWI SHARE CONVERSION NOTICE

Date:	[—]

To:	Secretary Telecom Corporation of New Zealand Limited c/o Computershare Investor Services Limited [Address]

KIWI SHARE CONVERSION NOTICE

1.	We refer to the constitution of Telecom Corporation of New Zealand Limited (“TCNZ”) as amended (the “TCNZ Constitution”) and the deed relating to conversion of Kiwi Share dated [—] July 2011 between TCNZ and Her Majesty the Queen in right of New Zealand, acting by and through the Minister of Finance (the “Kiwi Share Conversion Deed”).

2.	Words and expressions defined in the Kiwi Share Conversion Deed have the same meaning in this notice.

3.	This notice is a Kiwi Share Conversion Notice for the purposes of the Kiwi Share Conversion Deed and constitutes written notice for the conversion of the Kiwi Share in accordance with clause 3.6 of the First Schedule to the TCNZ Constitution.

4.	We have enclosed with this notice the share certificate for the Kiwi Share as required by clause 3.6 of the First Schedule to the TCNZ Constitution.

5.	We request that you promptly register, and make such other necessary arrangements for, the conversion of the Kiwi Share at or around 9:00 a.m. on the date of this notice.

6.	This notice shall be governed by, and construed in accordance with, the laws of New Zealand.

Yours faithfully

Her Majesty the Queen in right of New Zealand Acting by and through the Minister of Finance

By:

Name:

Title:

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SCHEDULE 2

CHORUS2 CONSTITUTIONAL PROVISIONS

[Draft provisions to be included in Chorus Limited’s constitution.]

PART A: Definitions

Defined Terms

In this constitution the following expressions have the following meanings:

“the Act” means the Companies Act 1993;

“ASX” means Australian Stock Exchange Limited;

“ASX Rules” means the listing rules of ASX and any other rules of ASX which are applicable while the Company is admitted to the official list of ASX, each as amended or replaced from time to time, except to the extent of any express written waiver;

“Crown” means Her Majesty the Queen in right of New Zealand;

“the Company” means [Chorus Limited];

“this constitution” means this constitution as it may be altered from time to time in accordance with the Act;

“Deed” means the deed relating to certain operational and governance undertakings dated [    ] between the Company and the Crown, and includes that document as amended, varied, novated or substituted from time to time;

“New Zealand citizen” means any New Zealand citizen, or any person who has attained the age of 18 years and is of full capacity who would, in the opinion of the Board, meet the requirements for citizenship set out in section 8(2) of the Citizenship Act 1977 (or any provision enacted in substitution for that section) if that person made an application for citizenship on the date on which his or her status is considered for the purposes of this constitution;

“NZX” means New Zealand Exchange Limited, its successors and assigns and, as the context permits, includes any duly authorised delegate of NZX;

“ordinary resolution” has the same meaning in relation to the Company as the expression “Ordinary Resolution of the Issuer” under the Rules;

“the Rules” means the Listing Rules applying to the NZSX and NZDX markets (or any successor to those markets) as altered or substituted from time to time by NZX;

[“Secretary” means any person or persons appointed as Secretary of the Company pursuant to clause [—] [Drafting Note: Insert clause on appointing a secretary], and includes a deputy secretary;]

“special resolution” means:

(a)	subject to paragraph (b) below, a resolution approved by a majority of 75 percent of the votes of those shareholders entitled to vote and voting on the question; and

(b)	for so long as clauses 4.4 and 4.5 of the Deed remain in full force and effect, on any resolution to amend or remove clause [7] “Entrenchment” or any of the definitions or clauses listed in clause [7](a), or any resolution to revoke this constitution or adopt a constitution which has the effect of altering or removing clause [7] “Entrenchment” or any of the definitions or clauses listed in clause [7](a), a resolution approved by a majority of 100 percent (or, if specified in the Deed at any time, 75 percent) of the votes of those shareholders entitled to vote and voting on the question;

“written” or “in writing” in relation to words, figures and symbols includes all modes of presenting or reproducing those words, figures and symbols in a tangible and visible form.

PART B: Operative Provisions Relevant to Ownership Restrictions

Shares

1	Board to refuse or delay a transfer (Derived from Clause 29 of TCNZ constitution)

The Board must refuse or delay the registration of any transfer of equity securities if permitted to do so by the Act, Rules, ASX Rules, in any of the following circumstances:

1.1	must do so under clause [4] of the Ownership Restriction Schedule; or

1.2	the registration of the transfer would or would be likely to breach clause [4] of the Ownership Restriction Schedule.

[Other grounds to refuse to register to be included in separate clauses.]

2	The Board may require forfeiture of securities (Clause 30 of TCNZ constitution)

The Board may by notice to a holder of securities require the forfeiture of that holder’s securities where those securities have been registered under a system of transfer approved under section 7 of the Securities Transfer Act 1991 and the Board has reasonable grounds to believe that it would have had grounds under clause [1] to refuse to register the transfer at the time the transfer was registered.

3	Registration not to affect other powers (Clause 31 of TCNZ constitution)

The registration of any transfer shall not prejudice or affect in any way the powers exercisable by the Board under clause [3] of the Ownership Restriction Schedule.

Board Composition

4	Half of Board to be New Zealand citizens (Clause 67 of TCNZ constitution)

4.1	A person who is not a New Zealand citizen shall not be eligible for appointment or election as a director if, immediately after his or her appointment or election as such, the number of directors who are New Zealand citizens would be less than one half of the total number of directors then in office.

4.2	If at any time the number of directors who are New Zealand citizens is reduced below one half of the total number of directors then in office, the Board shall ensure (whether by exercising its powers under clause [—] [Drafting Note: Filling casual vacancies clause] or otherwise) that within two months of the date of that reduction, sufficient directors are appointed so that not less than one half of the total number of directors then in office are New Zealand citizens.

Voting

5	Voting on resolutions (Clause 21 of TCNZ constitution eighth schedule)

Subject to clause [6], each director has one vote. However, a director must not vote where that director is not permitted to vote by the Rules or this constitution. A resolution of the Board is passed if it is agreed to by all directors present without dissent or if a majority of the votes cast on it are in favour of it. A director present at a meeting of the Board may abstain from voting on a resolution, and any director who abstains from voting on a resolution will not be treated as having voted in favour of it for the purposes of the Act.

6	Chairperson shall not have a casting vote (Clause 22 of TCNZ constitution eighth schedule)

The chairperson shall not have a casting vote.

Entrenchment

7.	No amendment to the Constitution

(a)	The clauses and definitions of this constitution to which paragraph (b) of the definitions of special resolution applies are:

The following definitions in clause [1.1] of this constitution, or defined by reference to the Rules in clause [1.2] of this constitution or the Act in clause [1.3] of this constitution]:

“this constitution”, “Board”, “Company”, “director”, “holding company”, “New Zealand citizen”, “share register”, “the Secretary”, “security”, “share”, “shareholder”;

Clause [3] of this constitution: “Registration not to affect other powers”;

Clauses [Schedule 1]: “Ownership Restrictions”;

Clause [4] of this constitution: “Half of Board to be New Zealand citizens”;

Clause [5 and 6]: “Voting on resolutions and Chairperson shall not have a casting vote”;

Clause [7]: “No amendment to the Constitution”

Clause [8]: “Compliance with Deed”.

(b)	No act or omission to act that contravenes or fails to comply with any of the clauses or provisions specified in sub clause (a), whether or not the act or omission is that of the Board or the shareholders in a meeting and whether or not the act or omission has been approved by a special resolution of shareholders, may be undertaken by the Board or the Company.

8.	Compliance with Deed of Operational and Governance Undertakings

The Company must comply with all of its obligations under the Deed (unless, for the avoidance of doubt, it has been terminated with the consent of the Crown). Notwithstanding this clause [8], the Deed may be cancelled or terminated, or varied, at any time by the parties to it by written agreement without the consent or approval of shareholders under the Act or this Constitution.

PART C: OWNERSHIP RESTRICTIONS SCHEDULE (Extracted from First Schedule to TCNZ Constitution)

1	Definitions

In this Schedule, if not inconsistent with the context:

“affected share” means any share which is treated as such pursuant to clause 3;

“capital” means the share capital of the Company;

“employee” means an employee or officer of the Company or of any subsidiary or associated company of the Company, a labour-only contractor, consultant, or consultant company who or which contracts with the Company or with any subsidiary or associated company of the Company, any person whose services are provided or are to be provided to the Company or to any subsidiary or associated company of the Company pursuant to any contract or other arrangement, any trustee or trustees on behalf of any of the above persons, and any trustee or trustees of or in respect of any pension, superannuation or like fund established for the benefit of any of the above persons;

“New Zealand business” means, for the purposes of paragraph (d) of the definition of the term New Zealand national, any one or more of the following:

(a)	a person exempted from the requirements of Parts II and III of the Overseas Investment Regulations 1995 by virtue of an exemption notice issued under those regulations;

(b)	any person named in, or in a schedule to, any such exemption notice;

(c)	if the regulations referred to in paragraph (a) of this definition are revoked, any person falling within that paragraph or paragraph (b) of this definition at the date of the revocation;

(d)	any subsidiary of any person referred to in paragraph (a) or paragraph (b) or paragraph (c) of this definition;

(e)	underwriters or sub-underwriters of any offer of voting shares for subscription or purchase;

“New Zealand national” means:

(a)	any New Zealand citizen, or any person who has attained the age of 18 years and is of full capacity who would, in the opinion of the Board, meet the requirements for citizenship set out in section 8(2) of the Citizenship Act 1977 (or any provision enacted in substitution for that section) if that person made an application for citizenship on the date on which his or her status as a New Zealand national is considered for the purposes of this constitution;

(b)	the Crown or any department or instrument of the executive government of New Zealand or any person acting on behalf of the Crown or any such department or instrument;

(c)	any municipal, local, statutory or other authority formed or established in New Zealand or any instrument of local government in New Zealand;

(d)	any New Zealand business;

(e)	any company, or other body corporate, that -

(i)	is established in New Zealand and has its registered office in New Zealand and that is substantially owned and effectively controlled by persons coming within any of paragraphs (a) to (d) of this definition; or

(ii)	is not an overseas person within the meaning of the Overseas Investment Act 1973;

(f)	the trustees of any employee share purchase scheme operated by way of a trust for the benefit of any employees, where all the trustees are persons coming within any of paragraphs (a) to (e) of this definition and where all voting rights in respect of all shares to which the scheme relates are held by the trustees;

“person” includes a natural person, a company, a corporation, and any combination or association of natural persons or corporate or unincorporated bodies (in each case whether or not having a separate legal identity);

“relevant interest” has the meaning set out in clause 5;

“representative” means a person authorised by a corporation in accordance with [Drafting Note: Insert clause dealing with appointment of corporate representative] or in writing by the person named in the last notice received by the [Secretary] to act as its or his or her representative at a meeting of the shareholders of the Company;

“subsidiary” has the meaning set out in section 5 of the Act;

“voting share” means a security that confers a right to vote at meetings of the shareholders of the Company (whether or not there is any restriction or limitation on the number of votes that may be cast by or on behalf of the holder of the security), not being a right to vote that, under the conditions attached to the security, is exercisable only in one or more of the following circumstances:

(a)	during a period in which a dividend (or part of a dividend) in respect of the security is in arrears;

(b)	on a proposal to reduce the capital;

(c)	on a proposal that affects rights attached to the security;

(d)	on a proposal to put the Company into liquidation;

(e)	on a proposal for the disposal of the whole of the property, business, and undertaking of the Company;

(f)	during the liquidation of the Company;

For the purposes of this Schedule, a body corporate is related to another body corporate if:

(a)	the other body is its holding company or subsidiary; or

(b)	there is another body corporate to which both bodies are related by virtue of paragraph (a) of this definition, and related body corporate has a corresponding meaning.

2	Limitations on shareholdings (Clause 6 of First Schedule to TCNZ constitution)

2.1	No person shall have a relevant interest in 10 percent or more of the total voting shares for the time being without, and except in accordance with, the prior written approval of the Crown given under the Deed (unless it has been terminated with the consent of the Crown).

2.2	No person who is not a New Zealand national shall have a relevant interest in more than 49.9 percent of the total voting shares for the time being without, and except in accordance with the terms of, the prior written approval of the Crown given under the Deed (unless it has been terminated with the consent of the Crown).

3	Power to sell where clause 2 breached (Clause 7 of First Schedule to TCNZ constitution)

3.1	The provisions of clauses 3.2 to 3.11 inclusive shall apply if the Board or, pursuant to the Deed (unless it has been terminated with the consent of the Crown), the Crown, determines that there are reasonable grounds for believing that a person has a relevant interest in voting shares in breach of clause 2.

3.2	After such determination, the Board must (except where the prior written approval of the Crown has been given under the Deed), by notice in writing served on any registered holder of voting shares to which the determination relates, require that holder to lodge with the Board within 21 days of the date on which such notice is served by the Board, a statutory declaration (or other disclosure if required by the Board) giving such information as the Board may reasonably require for the purposes of determining whether to exercise its powers under this clause 3.

3.3	Where the registered holder of any voting shares does not comply with clause 3.2, or the Board in its discretion considers that any disclosure required by clause 3.2 or other information reveals that any person, without the written consent of the Crown, holds a relevant interest in any voting shares in contravention of clause 2, the Board must (except where the prior written approval of the Crown has been given under the Deed (unless it has been terminated with the consent of the Crown)), subject to clause 3.4, serve a notice on the registered holder of those voting shares declaring those voting shares to be affected shares.

3.4	The Board shall serve notice upon the registered holder of any voting shares of its intention to declare those shares to be affected shares. The holder may make representations to the Board as to why any such voting shares should not be treated as affected shares, within 14 days of receiving the above mentioned notice from the Board. If after taking into consideration any such representations, the Board in its discretion (but acting reasonably on the basis of evidence available and resulting from the Board’s due inquiry, which inquiry must be made by it) determines that such shares shall be treated as affected shares, it must (except where the prior written approval of the Crown has been given under the Deed (unless it has been terminated with the consent of the Crown)) immediately serve a notice on the registered holder declaring those voting shares to be affected shares.

3.5	A registered holder of affected shares shall, unless the prior written approval of the Crown has been given under the Deed (unless it has been terminated with the consent of the Crown), not be entitled to vote in respect of such affected shares at any shareholders’ or class meeting of the Company and in that event the votes attached to such affected shares shall vest in and may be exercised by the chairperson of any such meeting who may act entirely at his or her discretion. This shall be without prejudice to the right of any such registered holder to attend or speak at any shareholders’ or class meeting of the Company.

3.6	A registered holder of affected shares shall, within three months (or such longer period as the Board, may determine, provided that such determination by the Board is the subject of a written approval of the Crown given under the Deed (unless it has been terminated with the consent of the Crown)), of receiving the notice declaring those voting shares to be affected shares, ensure that either the affected shares or one or more persons’ relevant interests therein are disposed of, in whole or in part, so that no person has a relevant interest in the affected shares in breach of clause 2. If, after three months (or such longer period determined as set out above), the Board is not satisfied that such a disposal has been made, the Board must (except where the prior written approval of the Crown has been given under the Deed (unless it has been terminated with the consent of the Crown)) arrange for the sale of some or all of the affected shares on behalf of the registered holder at the best price reasonably obtainable at the relevant time, based upon advice obtained by it for the purpose, so that no person has a relevant interest in the affected shares in breach of clause 2. For this purpose, the registered holder shall be deemed to have appointed, and does hereby appoint, the Company as its agent and its attorney, in each case with full authority to act on its behalf in relation to the sale of the affected shares and to sign all documents relating to such sale and transfer of the affected shares and the Board must (except where the prior written approval of the Crown has been given under the Deed (unless it has been terminated with the consent of the Crown)) register a transfer of the affected shares so sold, whether or not the transfer has been properly completed and whether or not it is accompanied by the share certificates for the affected shares. If the certificate for the affected shares is not delivered up to the Company, the Board must (except where the prior written approval of the Crown has been given under the Deed (unless it has been terminated with the consent of the Crown)) issue a new certificate distinguishing it as it thinks fit from the certificate not delivered up, whereupon the latter shall be deemed to have been cancelled. The person to whom such voting shares are transferred shall not be bound to see to the application of the purchase money, nor shall his or her title to the voting shares be affected by any irregularity or invalidity in the proceedings relating to the sale of those voting shares.

3.7	If the Board considers that no person has a relevant interest in breach of clause 2, in any voting shares which have been declared to be affected shares, (whether because of the sale of the affected shares or otherwise), it shall withdraw the declaration. On withdrawal, those voting shares shall cease to be affected shares. The Board shall serve notice on the then holder of those voting shares of such withdrawal within 14 days of having so resolved.

3.8	The Board shall not be obliged to serve any notice required under this clause to be served upon any person if it does not know either the identity or address of the person. The absence of service of such a notice in such circumstances, and any accidental error in or failure to give any notice to any person upon whom notice is required to be served under this clause shall not prevent the implementation of or invalidate any procedure under this clause. [Clauses 117 to 124 of this constitution] [Drafting Note: Insert relevant constitutional provision] shall apply to the service on persons of notices required under this clause 3 as if references in [clauses 117 to 124] [Drafting Note: Insert relevant constitutional provision] of this constitution to shareholders were references to those persons and references to the registered addresses of shareholders were references to the last addresses of those persons known to the Company.

3.9	Any resolution or determination of, or decision or declaration or exercise of any discretion or power by the Board or by the chairman of any meeting under or pursuant to this clause 3 shall, provided the prior written approval of the Crown to such resolution or determination of, or decision or declaration has been given under the Deed (unless it has been terminated with the consent of the Crown)) be final and conclusive; and any disposal or transfer made, or other things done, by or on behalf of, or on the authority of, the Board pursuant to this clause 3, and which is strictly in accordance with the written approval of the Crown given under the Deed (unless it has been terminated with the consent of the Crown), shall be conclusive and binding on all persons concerned and shall not be open to challenge, whether as to its validity or otherwise on any ground whatsoever.

3.10	The proceeds of sale of any voting shares sold on behalf of the registered holder under this clause 3 shall be applied as follows:

3.10.1	first, in payment of any expenses incurred in regard to the sale;

3.10.2	the residue (if any) shall be paid to, or in accordance with a direction of, the person who was the registered holder of the voting shares immediately before the sale.

3.11	A certificate signed by a director and countersigned by the [Secretary], or by a second director, that a power of sale under this clause 3 has arisen and is exercisable by the Board, or that a voting share has been duly transferred under this clause 3 on the date stated therein, shall be conclusive evidence of the facts stated therein.

3.12	Any approval or consent required of the Crown under the Deed (unless it has been terminated with the consent of the Crown) may be given or withheld in the sole discretion of the Crown and on such terms and conditions as the Crown thinks fit. The giving of any such approval or consent shall not derogate from the need to obtain any approval or consent of the Crown under any enactment.

4	Transfers of shares (Clause 8 of First Schedule to TCNZ constitution)

4.1	The Board must (except where the prior written approval of the Crown has been given under the Deed (unless it has been terminated with the consent of the Crown)) decline to register a transfer of any voting shares if, in the reasonable opinion of the Board after due inquiry by it (which inquiry must be made by the Board), any person would, upon transfer, have a relevant interest in those voting shares in breach of clause 2.

4.2	The Board shall, if it is able to do so, decline to register a transfer of voting shares if it is aware that the acquisition of the voting shares by the transferee results, or would, or would be likely to result, in a breach of clause 2.

5	Meaning of “relevant interest” (Clause 9 of First Schedule to TCNZ constitution)

5.1	For the purpose of this constitution, a person has a relevant interest in a voting share (whether or not that person is the registered holder of it) if that person:

5.1.1	is a beneficial owner of the voting share; or

5.1.2	has the power to exercise any right to vote attached to the voting share; or

5.1.3	has the power to control the exercise of any right to vote attached to the voting share; or

5.1.4	has the power to acquire or dispose of the voting share; or

5.1.5	has the power to control the acquisition or disposition of the voting share by another person; or

5.1.6	under, or by virtue of, any trust, agreement, arrangement, or understanding relating to the voting share (whether or not that person is a party to it):

(a)	may at any time have the power to exercise any right to vote attached to the voting share; or

(b)	may at any time have the power to control the exercise of any right to vote attached to the voting share; or

(c)	may at any time have the power to acquire or dispose of the voting share; or

(d)	may at any time have the power to control the acquisition or disposition of the voting share by another person.

5.2	For the purposes of this constitution, where two or more persons act jointly or in concert in respect of the exercise of the rights attaching to a voting share in which any one or more of those persons has a relevant interest, then each of those persons shall be deemed to have a relevant interest in the voting share.

5.3	A body corporate or other body has a relevant interest in a voting share in which another body corporate that is related to that body corporate or other body has a relevant interest.

5.4	A person who has, or may have, a power referred to in any of clauses 5.1.1 to 5.1.6 has a relevant interest in a voting share regardless of whether the power:

5.4.1	is expressed or implied;

5.4.2	is direct or indirect;

5.4.3	is legally enforceable or not;

5.4.4	is related to a particular voting share or not;

5.4.5	is subject to restraint or restriction or is capable of being made subject to restraint or restriction;

5.4.6	is exercisable presently or in the future;

5.4.7	is exercisable only on the fulfilment of a condition;

5.4.8	is exercisable alone or jointly with another person or persons.

5.5	A power referred to in clause 5.1 exercisable jointly with another person or persons is deemed to be exercisable by either or any of those persons.

5.6	A reference to a power includes a reference to a power that arises from, or is capable of being exercised as the result of, a breach of any trust, agreement, arrangement, or understanding, or any of them, whether or not it is legally enforceable.

5.7	For the purposes of clause 2, notwithstanding clauses 5.1 to 5.6, no account shall be taken of a relevant interest of a person in a voting share if:

5.7.1	the ordinary business of the person who has the relevant interest consists of, or includes, the lending of money or the provision of financial services, or both, and that person has the relevant interest only as security given for the purposes of a transaction entered into in the ordinary course of the business of that person; or

5.7.2	that person has the relevant interest by reason only of acting for another person to acquire or dispose of that voting share on behalf of the other person in the ordinary course of business of a sharebroker and that person is a member of a stock exchange; or

5.7.3	that person has the relevant interest solely in its capacity as a recognised clearing house, a nominee of a recognised clearing house, a recognised stock or investment exchange or a nominee of a recognised stock or investment exchange; or

5.7.4	that person has the relevant interest solely in its capacity as a custodian or depository under arrangements whereby that person holds shares in the Company and either itself or some other person issues receipts or other securities evidencing the right to receive such shares; or

5.7.5	that person has the relevant interest solely in its capacity as an underwriter in respect of obligations (whether contingent or otherwise) to acquire or subscribe for shares in the Company pursuant to an underwriting or subscription agreement; or

5.7.6	that person has the relevant interest by reason only that he or she has been authorised by resolution of the directors or other governing body of a body corporate to act as its representative at any meeting of shareholders or class of shareholders of the Company; or

5.7.7	that person has the relevant interest solely by reason of being appointed as a proxy in accordance with the [Drafting Note: Insert relevant constitutional provision] to vote at any meeting of shareholders, or of a class of shareholders, of the Company; or

5.7.8	that person:

(a)	is a trustee corporation or a nominee company; and

(b)	has the relevant interest by reason only of acting for another person in the ordinary course of business of that trustee corporation or nominee company; or

5.7.9	the person has the relevant interest by reason only that the person is a bare trustee of a trust to which the voting share is subject; or

5.7.10	that person has the relevant interest solely in its capacity as a trustee of an employee share purchase scheme of the Company.

5.8	For the purposes of clause 5.7.9, a trustee may be a bare trustee notwithstanding that he or she is entitled as a trustee to be remunerated out of the income or property of the trust.

SCHEDULE 3

CHORUS2 DEED OF OPERATIONAL AND GOVERNANCE UNDERTAKINGS

Deed

relating to

certain operational and governance undertakings

Chorus Limited

and

Her Majesty the Queen in right of New Zealand

Date

AUCKLAND VERO CENTRE, 48 SHORTLAND STREET

PO BOX 4199, AUCKLAND 1140, DX CP20509, NEW ZEALAND

TEL 64 9 916 8800 FAX 64 9 916 8801

Contents

1.	Definitions and Interpretation	1

2.	Board composition	3

3.	Services and Pricing Schedule	3

4.	Chorus’ constitution	3

5.	Chorus Security holder meetings	4

6.	Crown Approvals	4

7.	Equitable relief and indemnity	4

8.	Miscellaneous	5

i

This Deed is made on	2011

between	(1)	Chorus Limited (Chorus)

and	(2)	Her Majesty the Queen in right of New Zealand (the Crown)

Introduction

A.	The Government’s objective in relation to ultra-fast broadband (UFB) is to accelerate the roll-out of ultra-fast broadband to 75 per cent of the New Zealand population over ten years, concentrating in the first six years on priority broadband users such as businesses, schools and health services, plus greenfield developments and certain tranches of residential areas (the UFB Objective).

B.	The UFB Objective will be supported by the Government investing up to $1.5 billion, which is expected to be at least matched by private sector investment and will be directed to open-access infrastructure.

C.	Chorus, a New Zealand public company focusing on the supply of fixed access and aggregation services in New Zealand, was created out of the demerger of Telecom Corporation of New Zealand Limited (TCNZ).

D.	Pursuant to the Transaction Documents, Chorus has agreed to build and operate the Network in the Coverage Area and CFH will provide certain funding to Chorus for that purpose.

It is agreed

1.	Definitions and Interpretation

1.1	Definitions

In this Deed, unless specified otherwise:

Board means board of directors of the Company at any time and from time to time;

CFH means Crown Fibre Holdings Limited;

Company means Chorus Limited;

Constitution means the form of constitution adopted by Chorus on the date of this Deed, attached in the Appendix;

Crown means Her Majesty the Queen acting in right of New Zealand acting by and through the Minister of Finance or the Minister of State Owned Enterprises;

Director means a person appointed as a director of Chorus from time to time;

Interim Period Agreement means the interim period agreement between CFH and TCNZ dated 24 May 2011

Minister means a Minister of the Crown from time to time;

NIPA means the network infrastructure project agreement between CFH and TCNZ dated 24 May 2011;

Relevant Constitutional Provisions means the provisions referred to in clause 7 of the Constitution;

Security has the meaning given to that term in the Securities Act 1978, as amended from time to time;

Services and Pricing Schedules means Schedules 6 and 10 of the NIPA, including the agreed pricing tables referred to in those Schedules which contain details of the services to be offered by Chorus and the pricing of such services to be charged by Chorus from time to time; and

Telecommunications Service means a telecommunications service as defined in the Telecommunications Act 2001.

1.2	Interpretation

For the purposes of this Deed, a person is an Associated Person of another person if:

(a)	they are acting jointly or in concert; or

(b)	either person acts in accordance with the wishes of the other person; or

(c)	either person is able, directly or indirectly, to exert a substantial degree of influence over the activities of the other; or

(d)	they are both, directly or indirectly, under the control of the same person; or

(e)	the persons have a business relationship, personal relationship, or an ownership relationship such that they should, under the circumstances, be regarded as associated; or

(f)	the first person is an associate of a third person who is an associate of the other person (in both cases under any of paragraphs (a) to (e)) and the nature of the relationships between the first person, the third person and the other person (or any of them) is such that, under the circumstances, the first person should be regarded as an associate of the other person, provided that a person will not be an Associated Person of another person if:

(g)	the first person fits within one or more of the categories of Associated Person above by reason of an employment relationship with, or a directorship of, a person who provides Telecommunications Services, and that employment relationship or directorship is no longer in existence and has not been in existence during the previous 12 months;

(h)	under the circumstances, the first person, in making a decision or exercising a power affecting Chorus, is unlikely to be influenced as a consequence of the circumstances referred to above which caused those persons to be Associated Persons; or

(i)	the Crown rules they are not Associated Persons.

1.3	Terms defined in the NIPA

Capitalised terms used but not defined in this Deed have the meanings given to them in the NIPA.

2.	Board composition

No person who is an Associated Person of a person which provides Telecommunications Services in New Zealand (other than the services to be provided by Chorus in accordance with the Services and Pricing Schedule) shall be appointed or hold office as a Director.

3.	Services and Pricing Schedule

3.1	During the period commencing on the date of this Deed and ending on 31 December 2019 (both dates inclusive), no amendments may be made at any time to the Services and Pricing Schedules unless the prior written consent of the Crown (or any nominee appointed in accordance with clause 6.2 below) has been given, excluding, for the avoidance of doubt, any changes to the actual services offered by Chorus or the price of such services which occurs in accordance with the terms of the Services and Pricing Schedules.

4.	Chorus’ constitution

4.1	The Company represents and warrants for the benefit of the Crown that on [date], the Company adopted the Constitution.

4.2	The Company must, and must procure that the Chorus directors and employees, at all times comply with the Relevant Constitutional Provisions.

4.3	Without limiting any other provision of this Deed, including clause 4.2, the Company must, and must procure that the Board will, take all action permitted by the Constitution so as to ensure that:

(a)	no person shall have a relevant interest in 10 percent or more of the total voting shares for the time being without, and except in accordance with the terms of, the prior written approvals of the Crown given under this Deed; or

(b)	no person who is not a New Zealand national shall have a relevant interest in more than 49.9 percent of the total voting shares for the time being without, and except in accordance with the terms of, the prior written approval of the Crown given under this Deed.

4.4	Chorus must not take any step, whether directly or indirectly, to make any amendment to, or remove, or in any way change the effect of any Relevant Constitutional Provision.

4.5	Chorus and the Crown agree that for the purposes of voting on any resolution described in paragraph (b) of the definition of “special resolution” in the Constitution, a special resolution must be approved by a majority of 100 percent of the votes of those shareholders entitled to vote and voting on the question.

5.	Chorus Security holder meetings

Chorus must provide the Crown with notice of any meeting of any holders of any Security on issue in the Company, and the Company will ensure that the Crown is entitled, and is able, to attend and speak at any such meeting on any matter relevant to the Relevant Constitutional Provisions.

6.	Crown Approvals

6.1	Any approval or consent required of the Crown under this Deed or the Constitution may be given or withheld in the sole discretion of the Crown and on such terms and conditions as the Crown thinks fit. The giving of any such approval or consent shall not derogate from the need to obtain any approval or consent of the Crown under any enactment.

6.2	The Crown may, by notice in writing to Chorus, nominate a Minister to exercise its rights under this Deed. The Crown may withdraw or amend any such nomination by notice in writing to Chorus.

7.	Equitable relief and indemnity

7.1	Ability to seek equitable relief

Chorus acknowledges that, in the event of any breach or threatened breach of this Deed (including, for the avoidance of doubt, any breach or threatened breach of the Relevant Constitutional Provisions resulting in a breach or threatened breach of clause 4.4 of this Deed) by Chorus, any past or present director of Chorus or any shareholder or potential shareholder of Chorus, damages will not be an adequate remedy for the Crown and the Crown may seek specific performance of the terms of this Deed, injunctive relief or any other similar remedy, in addition to any other remedies available at law or in equity under or independently of this Deed. In any proceeding brought by the Crown seeking such equitable relief for a breach or threatened breach of this Deed, Chorus will not claim or argue that the breach or threatened breach is one which may not or ought not be the subject of equitable relief or otherwise act in a way that would be prejudicial to a claim by the Crown for equitable relief.

7.2	Indemnity

In the event of the Crown bringing proceedings against the Company, any member of the Board or any past director of the Company or any shareholder or potential shareholder in the Company, in respect of this Deed, and having judgment awarded in its favour, the Company must indemnify the Crown against all the costs of that action on a solicitor and own client basis.

8.	Miscellaneous

8.1	Assignment

(a)	This Deed is binding on, and continues for the benefit of, the parties and their respective successors and permitted assignees or transferees. Except as provided in this Deed, a party cannot assign or otherwise transfer the benefit of this Deed without the prior written consent of the other parties (which consent may be withheld at each other party’s absolute discretion).

(b)	Nothing in clause 8.1(a) will apply to the assignment by the Crown of its rights and obligations under this Deed to a Minister.

8.2	Amendments

This Deed cannot be amended or varied except in writing signed by both parties.

8.3	Exercise of rights and waivers

No failure to exercise, and no delay in exercising, a right of the Crown under this Deed will operate as a waiver of that right, nor will a single or partial exercise of a right preclude another or further exercise of that right or the exercise of another right. No waiver by the Crown of its rights under this Deed is effective unless it is in writing signed by or on behalf of the Crown.

8.4	Partial invalidity

If any provision of this Deed offends any law applicable to it and is as a consequence illegal, invalid or unenforceable then:

(a)	where the offending provision can be read down so as to give it a valid and enforceable operation of a partial nature, it must be read down to the minimum extent necessary to achieve that result; and

(b)	in any other case the offending provision must be severed from this Deed, in which event the remaining provisions of this Deed operate as if the severed provision had not been included.

8.5	Life of undertakings

The operational and governance undertakings set out in this Deed will remain effective and in force unless and until the Crown agrees in writing to terminate this Deed, regardless of whether the UFB Objective has been achieved or work on the Network has been completed.

8.6	Counterparts

This Deed may be executed on the basis of an exchange of facsimile or scanned copies of this Deed and execution of this Deed by such means is to be a valid and sufficient execution. If this Deed consists of a number of signed counterparts, each is an original and all of the counterparts together constitute the same document.

8.7	Governing law

This Deed is governed by and must be construed in accordance with the laws of New Zealand.

Execution

Executed as a deed.

Chorus Limited by

Director	Director

Print Name	Print Name

Her Majesty the Queen in right of New Zealand acting by and through for and on behalf of the Minister of Finance or the Minister of State Owned Enterprises in the presence of:

Minister of [Finance]

Witness’ Signature	Print Name

Witness’ Name

Witness’ Occupation

Witness’ Address

Appendix A

CHORUS LIMITED CONSTITUTION

SCHEDULE 4

TCNZ CONSTITUTIONAL PROVISIONS

PART A: Definitions

Defined Terms

In this constitution the following expressions have the following meanings:

“Chorus” means [Chorus Limited], the New Zealand company that is established out of Structural Separation, and that undertakes the business of the supply of fixed access and aggregation services in New Zealand, as the owner and/or operator of a telecommunications network;

“Crown” means Her Majesty the Queen in right of New Zealand;

“Deed” means the Kiwi Share Conversion Deed dated [—] July 2011 between the Company and the Crown, and includes that document as amended, varied, novated or substituted from time to time;

“Final Court Orders” means the final orders of the Court in respect of Structural Separation made under Part XV of the Companies Act;

“special resolution” means:

(a)	subject to paragraph (b) below, a resolution approved by a majority of 75 percent of the votes of those shareholders entitled to vote and voting on the question; and

(b)	following any conversion of the Kiwi Share upon receipt of written notice in accordance with clause 3.6 of the First Schedule to this constitution, but for so long only as Structural Separation has not occurred and been effected in accordance with the Final Court Orders, on any resolution to amend or remove clause [—] “Entrenchment” or any of the definitions or clauses listed in clause [—](a), or any resolution to revoke this constitution or adopt a constitution which has the effect of altering or removing clause [—] “Entrenchment” or any of the definitions or clauses listed in clause [—](a), a resolution approved by a majority of 100 percent (or, if specified in the Deed at any time, 75 percent) of the votes of those shareholders entitled to vote and voting on the question;

“Structural Separation” means the Court approved arrangement to effect the demerger and structural separation of the Chorus group from the Company.

PART B: Operative Provisions Relevant to Ownership Restrictions

Entrenchment

1.	No amendment to the Constitution

(a)	The clauses and definitions of this constitution to which paragraph (b) of the definition of “special resolution” applies are:

(i)	The following definitions in clause 1.1 of this constitution, or defined by reference to the Rules in clause 1.2 of this constitution or the Act in clause 1.3 of this constitution: “this constitution”, “Board”, “Company”, “director”, “holding company”, “New Zealand citizen”, “share register”, “the Secretary”, “security”, “share”, “shareholder”;

(ii)	Clause 31 of this constitution: “Registration not to affect other powers”;

(iii)	the First Schedule to this constitution: “Kiwi Share and rights of Kiwi Shareholder”;

(iv)	Clause 67 of this constitution: “Half of Board to be New Zealand citizens”;

(v)	Clause 21 and 22 of the Eighth Schedule to this constitution: “Voting on resolutions” and “Chairperson shall not have a casting vote”;

(vi)	Clause [—]: “No amendment to the Constitution”;

(vii)	Clause [—]: “Compliance with Deed”;

(viii)	Clause [—]: “Removal of entrenchment provisions”.

(b)	No act or omission to act that contravenes or fails to comply with any of the clauses or provisions specified in sub clause (a), whether or not the act or omission is that of the Board or the shareholders in a meeting and whether or not the act or omission has been approved by a special resolution of shareholders, may be undertaken by the Board or the Company.

2.	Compliance with Deed

The Company must comply with all of its obligations under the Deed (unless, for the avoidance of doubt, it has been terminated with the consent of the Kiwi Shareholder). Notwithstanding this clause [—], the Deed may be cancelled or terminated, or varied, at any time by the parties to it by written agreement without the consent or approval of shareholders under the Act or this constitution.

Removal of entrenchment provisions

Upon Structural Separation having occurred and having been effected in accordance with the Final Court Orders, the definition of “Deed”, paragraph (b) of the definition of “special resolution”, clause [—] “No amendment to the Constitution”, clause [—] “Compliance with Deed” and clause 6 of the First Schedule “Limitations on shareholdings” shall cease to apply and all references to the same in this constitution shall cease to have any further effect or application.

PART C: Amended Provisions

First Schedule: Kiwi Share and rights of Kiwi Shareholder

Conversion of Kiwi Share

3.6	The Kiwi Shareholder may convert the Kiwi Share into an ordinary share at any time, by notice in writing to the Secretary, which notice shall be accompanied by the share certificate for the Kiwi Share. In that event the Kiwi Share shall be converted into an ordinary share as from the date of receipt of the notice by the Secretary, the rights and limitations relating to ordinary shares shall be attached to the share in place of the rights and limitations specified in this clause 3, there shall cease to be a Kiwi Share and a Kiwi Shareholder, clauses 3 (except this clause 3.6) 4 and 5 shall cease to apply, and all references to the Kiwi Share and the Kiwi Shareholder in this constitution shall cease to have any application.

Shareholding of non-New Zealand national

6.2	No person who is not a New Zealand national shall have a relevant interest in more than 49.9 percent of the total voting shares for the time being without, and except in accordance with the terms of, the prior written approval of the Board given under this clause 6.2.